Exhibit 99.1

BSD MEDICAL CORPORATION 2188 West 2200 South	Contact: Dennis Gauger Telephone: (801) 972-5555
Salt Lake City, Utah 84119-1326	Facsimile: (801) 972-5930
Email: investor@bsdmc.com
NASDAQ:BSDM
For Immediate Release
BSD Medical Announces Registered Direct Offering of Common Stock and Warrants in Aggregate Amount of $2 Million

SALT LAKE CITY, Utah –– February 11, 2010 ––BSD Medical Corporation (NASDAQ:BSDM) today announced that it entered into a securities purchase agreement with two institutional investors for the sale of 1,176,471 shares of its common stock in a registered direct offering at $1.70 per share. In addition, warrants to purchase 882,354 shares of common stock in the aggregate will be issued to the investors. The warrants are exercisable beginning six months and one day after closing, expire 5 years after becoming exercisable and have an exercise price of $2.04 per share. Gross proceeds of the offering, before deducting placement agent fees and other estimated offering expenses payable by BSD Medical Corporation, are expected to be approximately $2 million. These securities are being offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement and base prospectus contained therein.

BSD Medical Corporation intends to use the proceeds of the transaction, subject to certain restrictions, for general corporate purposes, including working capital.

The completion of the offering will occur on or before February 17, 2010. Roth Capital Partners served as the placement agent for the offering.

Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Roth Capital Partners at 24 Corporate Plaza Dr., Newport Beach, CA 92660, attention: Equity Capital Markets or 800-678-9147.

A shelf registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About BSD Medical Corporation

BSD Medical Corporation is the leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  BSD’s treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.